                                                                    EXHIBIT 28.1

Wachovia Credit Card Master Trust (WACMT)
Excess Spread Analysis - January 2002

                                                           Delinquencies
               Excess  Monthly    Gross      Net
               Spread  Payment  Portfolio   Charge   30-59     60-89      90+      3 - mos
                        Rate      Yield     -Offs     days      days      days     Averag
               ---------------------------------------------------------------------------
Series 1999-1

   Dec-01      7.76%   10.79%     16.87%    4.72%   0.9098%   0.7874%   1.6063%   6.3159%
   Jan-02      5.23%   11.00%     16.05%    6.35%   0.7526%   0.6318%   1.5027%   5.6340%


Series 2000-1

   Dec-01      7.77%   10.79%     16.87%    4.72%   0.9098%   0.7874%   1.6063%   6.3307%
   Jan-02      5.24%   11.00%     16.05%    6.35%   0.7526%   0.6318%   1.5027%   5.6488%